Exhibit 99.1

MFA FINANCIAL, INC.

One Vanderbilt Avenue 48th Floor New York, New York 10017 (212) 207-6400

PRESS RELEASE	FOR IMMEDIATE RELEASE

March 11, 2022	NEW YORK METRO

Investor Contact:	MFA Investor Relations 212-207-6488 www.mfafinancial.com	NYSE: MFA

MFA Financial, Inc.

Announces Dividend of $0.11 per Share

-MFA Also Announces New Stock Repurchase Program-

NEW YORK – MFA Financial, Inc. (NYSE: MFA) announced today that its Board of Directors declared a regular cash dividend for the first quarter of 2022 of $0.11 per share of common stock. The dividend will be paid on April 29, 2022, to common stockholders of record on March 22, 2022.

MFA also announced that its Board of Directors has authorized a share repurchase program under which MFA may repurchase up to $250 million of its common stock through the end of 2023.  The Board's authorization replaces the authorization under MFA's existing stock repurchase program that was adopted in November 2020, which had also authorized the company to repurchase up to $250 million of its common stock and under which approximately $25.6 million remained available for the repurchase of shares.

The stock repurchase program does not require the purchase of any minimum number of shares.  The timing and extent to which MFA repurchases its shares will depend upon, among other things, market conditions, share price, liquidity, regulatory requirements and other factors, and repurchases may be commenced or suspended at any time without prior notice.  Acquisitions under the share repurchase program may be made in the open market, through privately negotiated transactions or block trades or other means, in accordance with applicable securities laws (including, in MFA’s discretion, through the use of one or more plans adopted under Rule 10b5-1 promulgated under the Securities Exchange Act of 1934, as amended).

MFA expects to fund the share repurchases from current cash balances and future investment portfolio run-off. The Company currently has approximately 420.1 million shares of common stock outstanding.

MFA Financial, Inc. is a leading specialty finance company that invests in and finances residential mortgage assets. MFA invests, on a leveraged basis, in residential whole loans, residential mortgage-backed securities and other real estate assets. Through its subsidiaries, MFA also originates and services business purpose loans for real estate investors.  MFA is an internally-managed, publicly-traded real estate investment trust.

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